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                      Exhibit 11.1

               SOLIGEN TECHNOLOGIES, INC.

            COMPUTATION OF NET LOSS PER SHARE



                                                  Three Months Ended
                                                        June 30               .
                                                    1996             1995     .


Weighted-average common shares outstanding        29,738,330     23,637,000
                                                  ----------     ----------

Net loss                                          $ (554,000)    $ (405,000)
                                                  -----------    -----------
Net loss per share                                  $(0.02)        $(0.02)
                                                    -------        -------